AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

Exhibit 91.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

EVENT DATE/TIME: AUGUST 12, 2013 / 03:00PM GMT

AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

CORPORATE PARTICIPANTS
Christine Saurini Tecumseh Products Company - Director of Treasury
Jim Connor Tecumseh Products Company - CEO & President
Janice Stipp Tecumseh Products Company - EVP & CFO

CONFERENCE CALL PARTICIPANTS
Nathaniel August Mangrove Partners - Analyst

PRESENTATION

Operator

Good morning and welcome to the Tecumseh Products Company's second-quarter 2013 results conference call. All participants will be in a listen-only mode until the question-and-answer portion of the call. This conference call is being recorded at the request of Tecumseh Products. (Operator Instructions). I would now like to introduce Ms. Christine Saurini from Tecumseh Products Company. Ms. Saurini, you may proceed.

Christine Saurini - Tecumseh Products Company - Director of Treasury

Thank you, Cheryl. Good morning and welcome to our call. I'm joined today by Jim Connor, our President and Chief Executive Officer, and Janice Stipp, our Executive Vice President, Chief Financial Officer and Treasurer. We posted a presentation relating to the second-quarter 2013 shareholder update on our website and filed it as an exhibit to a Form 8-K, both posted Friday, if you want to follow along. On page 2 of our presentation you will find the agenda for today's call.
Before we begin, if you turn to page 3, I would like to remind you that during the course of this conference call we will make projections and other forward-looking statements regarding, among other things, our estimates for 2013 financial results as well as our estimates, plans and assumptions regarding our future revenue growth, profitability, operating results, liquidity, operations and products.
And while it goes without saying that we intend to provide reasonable projections, there are many factors that could cause actual results to differ from these projections.
Listeners are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties including, but not limited to, current and future global or regional economic conditions including housing starts and the condition of credit markets, which may magnify other risk factors; loss of or substantial decline in sales to any of our key customers; our history of losses and our ability to maintain adequate liquidity in total and within each foreign operation; our ability to restructure or reduce our costs and increase productivity and quality and develop successful new products in a timely manner; actions of competitors and highly competitive markets with intense competition; the ultimate cost of defending and resolving legal and environmental matters including any liabilities resulting from the regulatory antitrust investigation commenced by the United States Department of Justice Antitrust Division and the Secretariat of Economic Law of the Ministry of Justice of Brazil, both of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigation; availability and volatility in the cost of materials particularly commodities including steel, copper and aluminum whose costs can be subject to significant variation; financial market changes including fluctuations in foreign currency exchange rates and interest rates; defaults on covenants of financing arrangements and the availability and terms of future financing arrangements; reduction or elimination of credit insurance; significant supply interruptions or cost increases; potential political and economic adversity that could adversely affect anticipated sales and production; In India, potential military conflict with neighboring countries could adversely affect anticipated sales and production; local governmental, environmental, trade and energy regulations; increased or unexpected warranty claims; the extent of any business disruption caused by work stoppages initiated by organized labor unions; the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; the success of our ongoing effort to bring costs in line with projected production levels and product mix; weather conditions affecting demand for replacement products; the effect of terrorist activity and arms conflict.
These forward-looking statements are made only as of the date of this presentation and we undertake no obligation to update or revise the forward-looking statements whether as a result of new information, future events or otherwise. Forward-looking statements can be identified by the use of terms such as estimate, expects, intends, believes, anticipates, should, may, could, will and other future tense in forward-looking terminology.
Again, these statements are predictions, not guarantees, that reflect the Company's current views as of the time of this call and that are subject to risks and uncertainties that may cause actual results to differ materially from our projections and other forward-looking statements.
Again, by providing this information we undertake no obligation to update or revise any projections or forward-looking statements whether as a result of new information, new developments or otherwise. Given these risks and uncertainties investors should not place undue reliance on forward-looking statements as a prediction of actual results.
You should also review the cautionary statements and discussion of risk factors included in our press release issued Friday, in our presentation posted on our website Friday, our Form 10-Q for the quarter ended June 30, 2013 filed Friday, our Form 10-K for the year ended December 31, 2012 as well as our other filings with the Securities and

AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

Exchange Commission under the titles Risk Factors or Cautionary Statements Related to Forward-Looking Statements for additional discussion of risk factors that could cause actual results to differ materially from our current expectations and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated by reference in this call and are readily available on our website at www.tecumseh.com.
In addition, during our call today we may discuss EBITDA and EBITDAR from continuing operations which are not measures of performance calculated in accordance with US GAAP. However, we believe that when taken together with the corresponding US GAAP measure, they provide incremental insight into the underlying factors and trends affecting our performance.
We have included the reconciliation from net loss to EBITDA and EBITDAR from continuing operations in our press release issued Friday and on page 16 of this presentation, if you are following along. Again, all of this information is readily available and can be accessed on the Investor Relations page of our website at www.tecumseh.com. With that said please turn to page 5 of the presentation and I would now like to turn the call over to Jim Connor, Tecumseh's President and Chief Executive Officer.

Jim Connor - Tecumseh Products Company - CEO & President

Thank you, Christine. This is Jim, good morning, and welcome to today's conference call everyone. The second quarter of 2013 Tecumseh showed sales of $227.6 million and, after excluding the effects of changes in foreign currency translation of $3.4 million, we show a net sales increase of 1.3% from the second quarter of 2012. Including the effects of the currency changes, net sales decreased slightly by $500,000.
Gross profit improved in the second quarter of 2013 to 8.4% of sales as compared to 7.7% in the second quarter of 2012. Commodities, aluminum and copper particularly, and favorable steel prices contributed to these favorable results. In addition, cash and cash equivalents at June 30, 2013 was $34.7 million as compared to $46.2 million at the same time in 2012 and $55.3 million at the beginning of the year.
The lower cash position at the end of June was a planned inventory build, primarily in our Brazilian operation, as we transition assembly lines from the older TH model to the new TA model in accordance with customer demand. The build is going to plan and we'll see that inventory start to drop next quarter and it should be well back to normal by the end of the year. This is a planned build and we're actually running slightly better than our cash forecast had predicted.
Second-quarter 2013 results continue to move in the right direction for Tecumseh. As compared to 2012 we improved our gross margins on generally stable sales volumes, which we'll review in detail during the course of today's call. Tecumseh is on track with our stated strategy, as we discussed and placed on our website in May of this year. I'll come back to all of that in the call later on with an update.
I should also briefly comment on our delayed earnings release. My apologies to our investors and our stakeholders on the sudden change in timing. As we said in our timing announcement, we had an issue related to a customer claim that we needed to review. Let me expand on that just a bit.
One of our operations we changed the process in the way we attach a simple wire inside the motor. That process was thoroughly vetted, our test procedures were verified and it was released for production. Unfortunately the process caused some failures of our compressors. We talked with our customers, we're committed to making it right and we did so. We ceased using that process and we continue to ship compressors using the alternative process today.
The compressor is not one of our new compressors; it is neither the AE2 nor the TA, but rather a lower volume compressor used in a very limited application. We recorded a reserve of $3.5 million which is our best estimate of that exposure. This matter came up very late in the closing process, actually last Wednesday morning when we had a video call with them, we concluded our review, we just could not record an adjustment, have the proper reviews of the related SEC filings and disclosures and still make the earnings call schedule.
When we did discover the issue, we agreed it was indeed a second-quarter event and it needed to be recorded rather than wait until the third quarter. This is the reason for the delay.
We're going to change our format a bit for this call from prior calls. I'm going to take a minute and talk about the product line revitalization and our advanced technology that we are putting in place around the world today. We will then move our traditional discussion to the three markets we serve, following that, Janice Stipp, our CFO, will talk to the numbers. Then finally I'm coming back after Janice to give an update on the progress Tecumseh is making with the strategy report we put forward in May of this year.
Move to page 6 now. As we have cautioned before, challenging economic conditions, the competitive landscape, foreign currency exchange rates, commodity cost related to the materials we purchase and ongoing regulatory activities are all factors that Tecumseh is confronted with every day, which could have adverse impact on our financial results. Let me now provide an update on a few of our key initiatives addressing these ongoing challenges.
Our focus and key strength of our strategy is our product roadmap. I know this starts to sound like a broken record, but we remain steadfast in our mission to revitalize our product line and enhance the technology to make Tecumseh a stronger company for the future. We continue to invest in R&D and technology while balancing the ongoing efforts to contain our costs.
Tecumseh has gotten its reputation as an engineering company and a technology leader. We believe that reputation in the marketplace is being strengthened today through our current efforts. Most importantly we are increasing our engineering resources by adding advanced engineering personnel dedicated to our research efforts. This isn't hundreds of engineers but it consists of technical people and acute in a few key areas of focus. This enhances the value of our state-of-the-art global technical center in Ann Arbor, Michigan.
We are also adding product design engineers to help us redesign our current product line up. I'll be talking about the efforts on the all new [AJ-2] still on the drawing board, mind you, but the next step in our product development planning. Finally, we are adding manufacturing engineers to focus on automation and process improvements on the production floor.
Key to all of this is leadership, leadership in engineering, leadership in the Company. We will be announcing very soon the name of our newly recruited Vice President of Engineering. He is a very capable guy, well known in our industry and has previously managed other large compressor manufacturers' engineering organizations over his entire career. We are very pleased with his decision to join our team and know he will be huge part of our success in the future.

AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

Unfortunately, we can't disclose his name at the moment. We are excited that he has made a decision to join our team and you should look for an announcement on that in the very near future.
Regarding our new products, we continue to show increased momentum on the AE2 and the TA compressor platforms, gaining some modest market share increases with the AE2 compressor primarily in North America and Europe. In South America in the household refrigerator and freezer market, sales of the new TA compressor continue to grow as well.
We are already enhancing the just-released TA with projects like stretch capacity, a commercial back pressure version and a variable speed model which reduces power consumption to the consumer. The variable speed model with higher efficiency ratings and lower overall power consumption is on test now at one of our customers. Electronics and controls is the wave of the future in our industry and we continue to address market needs such as power consumption and efficiency. Our new [VA] model, the V being variable speed of our TA, the new [VA] model does just that.
We also continue to develop and release the model of the AE2 to replace our industry-standard AE model and expand our product offering there. We just announced a new low back pressure model of our AE2 which lets us move into lower temperature applications for commercial freezers. The LBP, or low back pressure AE2 lets us compete with a more efficient product offering replacing our older T series of compressors in that lineup. We've just organized our test plans with our first customer here. We are very optimistic on the success of the low back pressure AE2 in the future.
Finally, and cautiously recognize this is an earnings call and not an infomercial, we are introducing our stretched version of the AE2. By using our advanced modeling capability, our prototype shops and technical expertise in Ann Arbor and San Carlos, Brazil, we have designed an enhanced AE2 to reach higher capacity as a compression. This means we can take the lighter efficient technology of the small AE2 and compete against the heavier and more costly compressors of our competition.
All these advances on AE2 and TA our variable speed and stretched versions, low back pressure, are due to our focus on the product roadmap and the dedication of our engineering resources toward success. We continue to revitalize the product line in every fashion and enhance the products that are already out there.
Condensing units is also a focus for Tecumseh, as we’ve said. Following the successful launch of our new Celseon AK and AJ series indoor condensing units in North America in early second quarter, we are also seeing increased activity related to all of our new condensing unit models at many of our OE manufacturing accounts. This is a key part of our business growth strategy for these value added high-margin products. Condensing units are high-margin, higher sales dollar per order as compared to compressors.
The AK and AJ series condensing unit specifically is receiving good market acceptance in both the wholesale distributor and the OEM channels. Again on the manufacturing efficiency side, these units allow Tecumseh to reduce our model count in this important commercial refrigeration range by 26% and bills of material by almost 90% while still offering the same capacities and product coverage as our previous lineup.
Turn to page 7, please. There was lots of market activity in the second quarter. Briefly, although not pictured here, I will note our participation in 2013 ATMOSphere America industry symposium in Washington DC in which we presented case studies related to the efficiency gains realized for the use of R290 hydrocarbon refrigerant. We spent a lot of time on R290, it's a natural refrigerant and we see its merits into the future.
Pictured here are the results of our partnership with Hussman Corporation. The newly opened Austin, Texas supermarket is the greenest store built today by H-E-B Grocery. Self-contained refrigerated display cases are used throughout the store in order to comply with the lower charge requirements of hydrocarbon refrigerant and, again, R290. The majority of the display cases and walk-in coolers utilize Tecumseh condensing units, over 40% of which are equipped with the Company's all-new AE2 series high efficiency compressor.
Tecumseh leveraged over 10 years of hydrocarbon application and compressor knowledge in developing the R290 condensing units. The units deliver the highest level of efficiency and reliability while complying with the stringent safety standards required for hydrocarbon refrigerants. The reduced sound level of the AE2 compressor is another inherent benefit especially when considering that use of self-contained display cases. Again, the AE2 was originally designed to maximize and optimize for R290 refrigerant.
Norm Street, Hussman's Director of New Technology Department, said Tecumseh was a key partner in proving out the refrigeration system design in terms of both performance and safety. While R290 offers the inherent efficiency improvements, the limited charge requirements present some unique challenges they were able to collectively overcome.
In our view and Tecumseh's view, green refrigerant, flexible systems, quiet sound levels at a competitive price will continue to be the focus in the commercial refrigeration market in the future. This mirrors our product roadmap strategy and we are delighted that Hussman Refrigeration, a major, major refrigeration manufacturer in the OEM commercial refrigeration market has partnered with us to help us put together these R290 condenser units.
Turn briefly to page 8. We also continue to focus on condensing unit lineup as well. As a result Tecumseh units will be utilized for walk-in cooler rooms as well as when coolers at the new St. Regis location, St. Regis hotel location in Kuala Lumpur. We're very pleased with the decision of the St. Regis to use Tecumseh condenser units for their refrigeration needs. These are high-capacity condenser units utilizing multi-cylinder compressor platforms such as AG and FH series. The hotel is scheduled to open in September or October of this year and we are delighted that we will be part of their grand opening.
This was just a couple examples and some background on our engineering efforts at Tecumseh. They are showing results. I cannot describe to you the enthusiasm of our team and our customers as we move forward with new technology into the marketplace and really get some cutting edge stuff moving here.
Now let's take a look -- more in depth at our second-quarter 2013 results starting on page 9. For the quarter ended June 30, 2013, net sales were $227.6 million, as I said. Sales were negatively impacted by $3.4 million of currency; adjusting for this impact our sales increased 1.3% from the second quarter of last year. This was primarily driven by increases in volume, mix and price.
Overall India continues to be a real bright spot in 2013. We have gained some new business with major telecom and bottle cooler manufacturers there, and just recently completed the largest condenser unit order ever built from India to a Middle East based OE manufacturer. South America/Mexico commercial refrigeration business is on the upswing as well. We just secured an order to sell 30,000 compressors to a major commercial refrigeration manufacturer and have added several new distributors in both regions in recent months.

AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

Europe continues to be a challenge. As business in the distribution channel remains sluggish. We are refocusing our efforts on the OE channel to compensate and have recently closed a number of significant compressor and condensing unit supply agreements in the commercial refrigeration sector. The North American market continues to remain soft as well. But this is primarily due to a very weak Class 8 heavy-duty truck market where we maintain our presence and cooling sleeper caps in that market niche. We'll talk more about that in a minute.
Turn to page 10 now for a more detailed review of our three markets -- the commercial, the air-conditioning and the household refrigeration and freezer market. Revenue in our largest market, which is the commercial market, was $136.2 million, or 60% of total sales for the second-quarter 2013. Represents a 4.6% decrease in revenue when compared to the same period in 2012. After adjusting for currency, sales decreased 4.4%.
The decrease was primarily driven by lower volumes and unfavorable mix of $7 million, as well as unfavorable changes in currency rates of $0.3 million, both of which were partially offset by price increases of $700,000.
We continue to experience strong regional demand in India and Brazil. In India, for example, sales in the Middle East and Southeast Asia as well as domestic sales within India more than doubled from the prior year. Brazil also saw significant volume growth of 19% in commercial sales particularly in the local market. Unfortunately, soft market conditions in our North American and European markets offset these increases. In Europe we continue to sell into a weak market and our traditional customers in France and Germany. We try and offset this was some success by penetrating Eastern European countries, North Africa, Russia and the UK.
Sales in North America were down 10% on a year-over-year basis while our distribution -- again this is the commercial refrigeration market, while our distribution sales came back this quarter to approximately flat on a year-over-year basis while the end customers have slowed the production of cabinets working down their inventory levels to anticipation of weaker sales. We believe we have offset this declined somewhat with our new product and this will continue into the future.
Now let's review our air-conditioning and all other applications market on page 11. This market accounted for 21% of our total sales in the second quarter 2013, $48.9 million which is up 33.2% from the second quarter 2012, while currency neutral sales increased 37% on a year-over-year basis. This increase is primarily due to net higher volumes, favorable mix and price increases of $13.6 million, partially offset by unfavorable currency of $1.4 million.
The main factors contributing to higher volumes in the market during the second quarter of 2013 are the increased demand in Brazil and Europe however, -- I'm sorry, demand in Europe, however, continued soft market conditions in North America, specifically in the trucking industry, are somewhat offsetting this.
Most importantly, as you may recall, we had a Brazilian customer shut down for a portion of last year in the air-conditioning market. This is not recurring in 2013 and this is a major factor contributing to the increased demand we see on a year-over-year basis in Brazil.
In North America we saw significant declines in the heavy-duty Class 8 truck market. Remember, we participate in this market through sales of variable speed compressors for cooling the cab on the sleeper units for over the road truckers. We have a significant portion of this market but with sales of Class 8 trucks very depressed at the moment we do feel the lower volumes in our compressor sales. It appears this market is picking up in the future but there can be no assurance that will be the case.
Finally on page 12 let's look at the household refrigeration and freezer market or R&F as we refer to it. The R&F market represented 19% of our total sales or $42.5 million in the second quarter of 2013. Sales in this market were down 12.6% as compared to the second quarter of last year. However, after adjusting for currency the sales reduce is 9%.
This decrease is primarily attributable due to lower volumes and unfavorable mix of $4.6 million as well as changes in the currency of $1.7 million, which is partially offset by price increases of $200,000. The volume decline is primarily the result of lower regional demand in Brazil. As the Real continues to weaken against the dollar we see some opportunity for export of our new TA compressor and we are exploring those potential markets as we speak.
Overall we anticipate demand volatility to continue into the second half of 2013, given the continued uncertainties in the global economy, which Janice will touch upon shortly. Let me now turn the call over to our CFO, Janice Stipp, to comment further on the second-quarter 2013 financial results and a brief look at our outlook into the balance of the year.

Janice Stipp - Tecumseh Products Company - EVP & CFO

Thank you, Jim, and good morning, everyone. During the second quarter we experienced unseasonably cool climate conditions and continued global macroeconomic weaknesses. Although the economy remains uncertain, we have a diverse global footprint which leaves us well-positioned to overcome the regional uncertainties as they materialize.
We are not planning for an improved environment for the balance of 2013. However, key fundamentals are within our controls such as technology, cost and disciplined capital appropriation. We are confident that these fundamental strengths will enhance shareholder value over the long term.
Since Jim has just reviewed our sales let me share with you our financial results starting on page 14. Gross profit in the second quarter of 2013 came in at $19.2 million, which represents an increase of $1.6 million over 2012. Gross profit margin also increased to 8.4% of net sales as compared to 7.7% in the second quarter of 2012.
The main factors contributing to the increased gross profit level in the second quarter of 2013 were, $1.9 million favorable change in the cost of our commodities; $1.6 million favorable change in currency, $1.3 million of price increases and $1.7 million of other material and manufacturing costs. These favorable impacts are partially offset by unfavorable changes in warranty of $4.2 million primarily due to the new claim in India as well as sales and volumes mix of $0.7 million.
Turning now to page 15, we saw decreased selling and administrative expense of $0.9 million in the second quarter of 2013 as compared to the same period of 2012. This decrease is primarily a result of $2.1 million lower expense related to our incentive compensation awards, professional services and other miscellaneous items, which are partially offset by $1 million of bad debt expense due to a bankruptcy filing of one of our Brazilian customers and $0.9 million increase in other employee benefits.
Other income was $7.2 million in the second quarter of 2013 compared with $7.6 million for the same period in 2012, or a decrease of $0.4 million. The major components of this decrease include $2.9 million related to 2012 income resulting from the sale of our rights to receive proceeds from a future potential Brazilian lawsuit settlement, and $1.3 million related to 2012 income recorded upon the execution of a mutual release agreement.

AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

Partially offsetting these items just noted is $1.4 million of income recognized from the sale of securities in 2013, $0.8 million favorable change in foreign currency, $0.7 million net amortization of gains resulting from the curtailment of our postretirement benefits, and $0.9 million of other miscellaneous items including $0.2 million increase in Indian government incentives.
Moving on to impairments, restructuring charges and other items, we recorded $2 million of expense in the second quarter of 2013 related to headcount reductions, as well as business process reengineering. As you may recall, we recorded $45 million of income in the second quarter of 2012, related to a gain on the curtailment of our postretirement benefits, which is leading the large differential when comparing second quarter 2013 to 2012.
Net loss from continuing operations before taxes was $5.8 million in the second quarter of 2013, compared to an adjusted loss from continuing operations before taxes of $5.9 million in 2012, which excludes the one-time nonrecurring $45 million curtailment gain just discussed.
Moving over to page 16, Tecumseh's EBITDA from continuing operations for the second quarter of 2013 was $5.1 million as compared to $49.2 million for the same period in 2012. Again, the second quarter of 2012 includes a $45 million gain related to the curtailment of our postretirement benefits. EBITDAR from continuing operations for the second quarter of 2013 was $7.1 million as compared to the second quarter of 2012 of $5 million. This is an improvement of 42% or $2.1 million over the same period in 2012.
Through our use of our EBITDAR metric, we can see the positive trends in normalized earnings. Our continuing efforts are focused on our goal of returning to company profitability. Let me quickly remind you that EBITDA and EBITDAR from continuing operations are not measures of performance calculated in accordance with US GAAP. And you can find a reconciliation of how this metric is calculated in our press release issued Friday, as well is on page 16 of this presentation.
Let's take a look at our June 30, 2013 cash position on page 17. We ended the quarter with $34.7 million of unrestricted cash and cash equivalents, that compares to $46.2 million of unrestricted cash and cash equivalents at the end of the second quarter in 2012 and $55.3 million at December 31, 2012. In addition to the borrowing available noted on the chart, Tecumseh has regional factoring capabilities which are not quantified in the figures shown.
Components of the decrease in cash and cash equivalents during the first six months of 2013 are -- $7 million use of cash in operating activities; $4.7 million use of cash in investing activities; and $8.9 million use of cash in financing activities. Now let's review each component in further detail.
Let's turn to page 18. As previously stated, cash used in operations was $7 million as compared to cash provided by operations of $3.8 million for the same period in 2012. Significant elements driving the use of cash from operational activities for the first half of 2013 were -- net loss of $14.7 million; adjustments for significant non-cash items of depreciation and amortization of $18.3 million; a non-cash employee retirement benefits gain of $6.1 million and $1.2 million related to non-cash share-based compensation.
Turning to working capital you can see a $30 million use of cash due to higher inventory levels primarily related to the planned increases in Brazil to manage oversold capacity on specific lines for delivery in the third and fourth quarter of 2013. Payables and accrued expenses generated $39.5 million of cash mainly due to increased purchases of inventories just noted.
Increased Accounts Receivable levels resulted in the use of cash of $12.3 million mainly due to increased sales activity when compared to sales activity in the fourth quarter of 2012. Recoverable, non-income tax provided cash of $1.5 million. This is mainly a result of cash received in Brazil of $10.2 million and India of $3.8 million partially offset by accruals.
Cash used in investing activities was $4.7 million. During the first half of 2013 our capital investments were $4.9 million or 1.1% of sales. Partially offset the cash used in capital investments was the release of restricted cash of $0.2 million, mainly related to our 401(k) contributions and partly offset by cash pledged forward derivatives.
Lastly, cash used in financing activity was $8.9 million. Cash flows from financing activity is mainly due to the timing of recent repayments and borrowings. Now that we reviewed our second-quarter 2013 financial results I will share with you our outlook for the remainder of 2013.
Please turn to page 19. We expect to see continue demand volatility during the second quarter of 2013 given the continued uncertainty surrounding the economic environment, particularly in Europe and the US and current events around the world. However, we currently expect full-year net sales to fall somewhere between flat to an increase of 3% over 2012 levels.
This potential improvement is based on our internal projections about the market and related economic conditions, expected price increases to our customers and estimated foreign currency exchange rate impacts as well as our continued sales and marketing efforts.
In addition, we expect that the full-year change in the average cost of our purchased products, including the impact of hedging activities, could have a favorable impact when compared to 2012. Furthermore, in the aggregate we believe that changes in foreign currency exchange rates after giving consideration to our hedging contracts and including the impact of the balance sheet transaction do have a favorable impact on our net income for 2013 in relation to 2012.
If we successfully achieve all of our initiatives in 2013 we estimate that full-year operating profit could improve compared to 2012 exclusive of the $45 million curtailment gain on our postretirement benefits recognized in 2012. Operating cash flow for 2013 is expected to be flat if we are successful at achieving the initiatives announced earlier this year. This also requires tax authorities not to significantly change the pattern of payments or past practice for the expected outstanding refundable Brazilian and Indian non-income taxes.
We now expect capital expenditures in 2013 to be in the range of $13 million to $18 million for the entire year, which is about $7 million lower than previously anticipated. In May we announced to our French employees that we began the process of reducing our indirect staff through a social plan and negotiations are underway.
In light of this now we believe we require additional cash in the range of $5 to $8 million to fund our initiatives. As we look specifically to the third quarter of 2013, we expect sales and operating profit to be slightly improved over the third quarter of 2012 and flat operating cash flow.
In summary, our second-quarter results demonstrate our ongoing focus and execution of our strategic initiatives that are expected to generate long-term growth and profitability. This is evident in the 42% improvement in our EBITDAR metric as compared with results in 2012. While there is caution around the economic environment we are confident that our strategy, operational efficiency improvement actions and our diligent management of our cost structure will lead us to long-term profitability.

AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

We will continue to invest in technology to innovate new products, enhance design and maintain product reliability. This will position Tecumseh to capitalize in future opportunity. Now I would like to turn the call over -- back over to Jim. Jim.

Jim Connor - Tecumseh Products Company - CEO & President

Thanks again, Janice. Let's turn to page 21, I'll give you a brief update on a couple of events that happened in the business in this last quarter. You've undoubtedly seen our press releases with the state of Mississippi where we, again, have partnered and committed to jobs and investment in that region in our Tupelo, Mississippi plant.
You may recall we worked with the state previously at a consolidated assembly line we called the terminal line where we're producing multiple different compressor families on one single line instead of individual lines for each compressor. This has consolidated six different assembly lines into one and with an automated process. We believe we are the only ones in the world assembling different compressors on one assembly line.
The recently announced expansion represents a significant million investment for Tecumseh retaining the 350 jobs in the facility and creating up to 150 new jobs over the next several years. With this expansion we will be able to manufacture the complete AE2 compressor in Tupelo, no parts or subassemblies will be required from our other operations anywhere in the world.
Currently the AE2 compressor is assembled in Brazil and in France and we have plans to do that in India. This project is a major step in improving our flexibility where we can move production of our flagship compressor from a Real-based manufacturing site to a dollar-based manufacturing site as the situation in exchange rate dictates. Steel and commodities also require some look as to whether the manufacturing location is appropriate given the cost structure at the moment.
Also I would like to discuss the French social plan. As part of our cost reduction efforts we announced to our French employees, our intention to reduce our indirect staff in that location -- in those locations through a social plan. Negotiations are underway and on track with our expectations. The outcome of this process is expected in the third quarter 2013. We are working with our employees and their unions to reduce our salaried and indirect headcount employees in a very meaningful percentage and unfortunately I can't talk too much more about it than that.
We also talked about -- Janice also talked about our financing arrangements in France and in Europe. We are enhancing the liquidity profile of our European subsidiary by signing a three-year agreement with GE Factofrance. This provides a EUR40 million committed factory facility replacing an existing uncommitted facility with a prior lender. This is a three-year agreement with General Electric, a very, very good enhancement of our liquidity position for the Company.
Other very attractive financing for the restructuring cost in Europe associated with the headcount actions are also in process and I can't talk too much more about that at the moment.
We're also preparing to expand the Tecumseh University concept in Europe and India this year. As highlighted in previous calls, we established this program in Tupelo, Mississippi last year to enhance market value and brand awareness for wholesale distribution personnel and it has been a great, great success. We had unbelievable success and participation in our Tecumseh University classes that we've offered to date. They are full and you got to sign up early.
You have also probably noticed the 8-K on our two new Board members. We were excited to welcome them to Tecumseh and the benefit from their additional experience and expertise they bring to the Company has been tremendous. Both Gary and Doug have gotten involved in the business in very meaningful ways, bringing their experience to our Board and I am enjoying interacting with them both.
Lastly, we previously announced a decision to collapse our A and B shares into one stock class. This project is on track and we currently anticipate presenting it for a vote at the 2014 annual shareholders meeting. I know several shareholders wanted to see this move faster, but changing the equity structure of a public company is a very regulated process.
We looked at this early on and concluded the most efficient and cost-effective process was to include the proposal in the normal proxy at the regular general meeting of shareholders. It is just less costly and more efficient for us to do it this way.
This is just a snapshot of the many initiatives underway to deliver our goal of adding value first to our shareholders. If you turn to page 22 I'm going to provide a quick update on our lean manufacturing initiative or, TOPS, the Tecumseh optimized production system which we touched upon briefly during our previous call.
You see that we are making good progress globally implementing the TOPS system. It's our lean manufacturing system and it's taken off changing the culture within the Company in a very visible way on the shop floor in all of our plants. I can't tell you the number of team members, often with decades of experience with the Company, who tell me they can see the change. Comments like I've never seen the plant look so good, I've never seen enthusiasm so high, We are really working on solving problems instead of just doing quick fixes, Management is listening to our ideas.
We have got a long way to go no question. But we are making great progress and that culture is changing and that to me is the fundamental difference in Tecumseh.
Our first global TOPS meeting was held in France in June. In fact, it was the first time the manufacturing people met as a team. It was a huge success, a lot of momentum was garnered and they continue to bolster on that in the future. You have to be a believer in lean manufacturing and I've got to tell you I am all that. By getting every employee involved in building a better compressor, empowering them to put their hand up with an idea is the way you become the best compressor manufacturer in the world, not just in manufacturing, but every functional area of this Company.
Go to page 23, you see the strategic initiatives we set forth in mid-May of this year. The column on the right shows where we are headed. Hopefully this quarter views show we are staying on these initiatives and even at this early stage we show some success. We are very encouraged by the progress we are making and we believe we are on track.
Turn to page 24, you will note that a key part of our strategy was to sell non-core assets to assure a less risky restructuring plan. The asset monetization of the vacant land in India and the Brazilian foundry have both been slower than we thought. On the foundry we were very encouraged when we had a strategic buyer early on in the process who performed significant due diligence and provided us a preliminary price which was generally in the range we anticipated.

AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

For certain reasons related to their Company, not ours, that buyer has reconsidering his decision. We have other very interested parties in the foundry and, again, during the due diligence process and some have provided us with preliminary ranges of price which we believe are reasonable. The process continues and we are hopeful we will arrive at a transaction.
The vacant land in India, of considerable lesser value than the foundry, has moved very slowly. The political situation in Andhra Prudesh has not been encouraging for our investors and that continues. This property is listed by a respectable international broker and we continue to actively market the property for the future. Again, this is the vacant land in the back of the plant.
There are other non-core assets which we also are marketing for sale and these may or may not provide us any cash value in the future. Please note that we have improved the liquidity of Tecumseh with a credit agreement in Europe and that has solidified our financing significantly.
Also note that our projections for cash, even after restructuring costs, are well within our current liquidity for 2013. Note that on our cash flow statement for six months we have $7 million used in the operations, but that's after our planned inventory build of $30 million, about half of that was in Brazil, which will reduce this next half. We've also paid down credit lines by $8.9 million during this year which also contributed to the decrease in cash.
There is no assurance that market conditions, commodity prices, exchange rates on currency, global economic conditions, political situations in the countries you do business in and any other factors that our Company faces every day won't cause a significant disruption to our plant. Nevertheless, we trudge on.
On page 25, I'm not going to go through this -- we are running rather long on this call -- but this is the last page of our strategic initiatives and we continue -- that we presented in May, and we continue to move towards this goal.
In conclusion then, we believe our commitment and focus is taking hold and we remain energized and excited as we look forward to the remainder of 2013. That concludes our prepared comments for this earnings call, we tried to cover an awful lot, I talked fast and I know I went through it so I'd be happy now to entertain any of your calls with Janice right now. Operator, you can turn it over.

AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions). Jeff Kalicka, Mangrove Partners.

Nathaniel August - Mangrove Partners - Analyst

Hi, this is Nathaniel August for Jeff. I have a question about the warranty accrual that you took, the $3.5 million charge. Is that a new ongoing higher level of expense that we are going to see on a quarterly basis going forward or do you view that as one time in nature?

Jim Connor - Tecumseh Products Company - CEO & President

Bite your tongue, Nathaniel, that should be a one-time adjustment and only. That was related to one very specific process that we changed and got unfavorable results. We have been -- there were really two customers affected, that's it, so a very regional market, and it shouldn't expand beyond that. We are taking back the any faulty product and testing it -- taking back anything that got finished goods inventory that was built after that date. And I think we have captured it all.
So we have made some estimates but that is certainly not an ongoing event, that was one specific item, we think we've got everything collected and -- and we are still selling to those customers using the other process. So I think that should be -- that definitely should be a one-time hit for that particular instance; we stopped that process actually several weeks ago.

Nathaniel August - Mangrove Partners - Analyst

Okay, and just a follow-up on that. When you calculated your EBITDAR from continuing operations did you add back those one-time expenses of $3.5 million and the $7.1 million? Or would investors need to make that adjustment on their own?

Jim Connor - Tecumseh Products Company - CEO & President

No, sir. That is in the EBITDAR numbers, so it is a deduction showing worse EBITDAR or bad EBITDAR because of that $3.5 million. That is already deducted from EBITDAR.

Nathaniel August - Mangrove Partners - Analyst

Okay. So if you wanted to adjust for that it would be closer to $10.6 million or up a little more than 100% year over year?

Jim Connor - Tecumseh Products Company - CEO & President

You would have to add that back. And I would also point out to you there is a number of different things we can pick out the bad stuff. But I would also point out to you the $1 million write off of the receivable down in Brazil too where the Company -- one of our customers filed bankruptcy, that would be a one-time item too, that $1 million, plus that $3.5 million. That is the way I look at this quarter. But you can do it the way you like.

Janice Stipp - Tecumseh Products Company - EVP & CFO

Yes, and if you (multiple speakers) close the 100%.

Nathaniel August - Mangrove Partners - Analyst

Okay, that is very impressive. Thank you.

AUGUST 12, 2013 / 03:00PM GMT, TECUA - Q2 2013 Tecumseh Products Company Earnings Conference Call

Operator

(Operator Instructions). And at this time I show no further audio questions. Do you have any closing comments?

Jim Connor - Tecumseh Products Company - CEO & President

No. I thank you all. It is unfortunate, as Nathaniel just pointed out, on that -- the one customer claim or the one problem we had. In our view this was a fairly good quarter and we continue to track right on the plan we have had. And we hopefully will continue on that way, we'll have some pretty good calls in the future.
So thank you all very much for joining, appreciate all of your support and we will talk to you in a quarter's time. Thank you.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference. Thank you for participating. You may now disconnect.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.